MAG3

CUSIP # 59522J 70 7

8 5/8% SERIES G
CUMULATIVE REDEEMABLE PREFERRED STOCK
LIQUIDATION PREFERENCE
$25 PER SHARE

# MID-AMERICA APARTMENT COMMUNITIES, INC.

8 5/8% SERIES G
CUMULATIVE REDEEMABLE PREFERRED S
LIQUIDATION PREFERENCE
$25 PER SHARE

INCORPORATED UNDER THE LAWS OF THE STATE OF TENNESSEE

**Mid-America Apartment Communities, Inc.**

28th October 2002

/s/ Leslie Bratton Cantrell Wolfgang
Leslie Bratton Cantrell Wolfgang, Secretary

/s/ Simon R. C. Wadsworth
Simon R. C. Wadsworth, Executive Vice President

$.01

**Mid-America Apartment Communities, Inc.**

**October 28, 2002**

**To preserve the qualification of the Mid-America Apartment Communities, Inc. (the "Company") as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended, under the Company's Charter transfer of the shares represented hereby is restricted and may be stopped if a person or group of persons directly or through the operation of a certain attribution rules would own in excess of 9.9% of the outstanding stock of the Company after the transfer.**

**The Company may require evidence of a proposed transferee's status and ownership interest before permitting any transfer and may redeem any shares held in violation of the preceding paragraph. The Company will furnish to any shareholder without charge a full statement of the transfer restrictions upon request made to the Secretary of the Company at its principal office. The shares represented hereby are subject to all of the provisions of the Charter and Bylaws of the Company, each as amended from time to time, to all of which the holder by acceptance hereof assents. The Company will furnish to any shareholder, upon request and without charge, a full statement of the designations, relative rights, preferences and limitations of the shares of each class authorized to be issued, as well as variations in the rights, preferences and limitations determined for each Series of its Class, so far as the same has been determined by the Board of Directors under its authority.**

**The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act"). These shares have been acquired for investment and not with a view to distribution or resale, and may not be mortgaged, pledged, hypothecated, or otherwise transferred without an effective registration statement for such shares under the Act or an opinion of counsel for the Corporation that registration is not required under such Act.**